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                                FILED PURSUANT TO RULE 424(B)(3) AND RULE 424(C)
                                                      REGISTRATION NO. 333-40147



                        SUPPLEMENT DATED JANUARY 5, 1998
                     TO PROSPECTUS DATED DECEMBER 18, 1997

                             ______________________

                             JONES INTERCABLE, INC.
                              CLASS A COMMON STOCK
                             ______________________


     Jones Global Group, Inc., a Selling Shareholder, has sold 14,154 shares of Class A Common Stock of Jones Intercable, Inc. (the "Shares") for a sales price of $242,387.25 through Lehman Brothers Inc. The Shares were sold to Lehman Brothers Inc. for a net price of $17.125 per share.

     Including the above sale, an aggregate of 224,154 shares of Class A Common Stock have been sold pursuant to this offering.